SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934


Date of Report (Date of earliest
event reported):  October 30, 1998

                                   JVWEB, INC.
             (Exact name of registrant as specified in its Charter)

Delaware                            000-24001                     76-0552098
(State or other                  (Commission File               (IRS Employer
jurisdiction of Incorporation)      Number)                     Identification
                                                                    Number)


  5444 Westheimer, Suite 2080, Houston, Texas                       77056
   (Address of principal executive offices)                       (Zip Code)

Registrant's telephone number,
including area code:   (713) 622-9287

                                       N/A
                  (Former address if changed since last report)


ITEM 2.

ACQUISITION OR DISPOSITION OF ASSETS

         On July 31, 1998, JVWeb, Inc., a Delaware corporation (the "Company"), entered into an Asset Purchase Agreement (the "Agreement") to acquire from Market Data Corporation, a Texas corporation, and Time Financial Services, Inc., a Nevada Corporation (collectively, "Sellers"), all of Sellers' respective assets (collectively, the "Assets") comprising Sellers' financial publication know as "Wall Street Whispers" (the "Publication"). The Assets included all machinery, equipment, inventories, contracts, employees, copyrights, trademarks, trade names, service marks (including the registered "Wall Street Whispers" name), business names and any and all other intangible rights whatsoever, used in connection with the Publication.

         The Agreement provided that title to the Assets would be transferred to the Company upon full payment of the purchase price for the Assets (the "Purchase Price"). The Purchase Price of the Assets was $140,000. The Company paid a $25,000 downpayment and three installments each in the amount of $10,000 towards the Purchase Price. The Company was also required to pay a final balloon installment (the "Final Installment") in the amount of $85,000 by October 15, 1998. The Agreement provided that, if the Company failed to pay timely the Final Installment when due, Sellers may immediately terminate the Agreement and be freed from their obligations to transfer ownership of the Assets to the Company. In such event, the Company would forfeit all payments made on the Purchase Price thus far.

         Subsequent to the execution of the Agreement, the decline in the stock market during August 1998, the subsequent stock market volatility and the Company's concerns related to the overall financing of the transaction, raised serious doubts as to the desirability of consummating the acquisition of the Publication. After the extension of the due date for the Final Installment twice, and after an exhaustive analysis of this acquisition and the consideration of several additional acquisition opportunities, the Company proposed to Sellers that they mutually terminate the proposed sale and acquisition of the Publication. On October 30, 1998, the Company and Sellers executed a termination agreement and mutual releases, mutually terminating the proposed sale and acquisition. Consistent with the terms of the Agreement, Sellers were permitted to retain all prior payments on the Purchase Price.

         There is no, and not been any, material relationship between Sellers, on the one hand, and the Company or any of the Company's affiliates, any director or officer of the Company, or any associate of any director or officer of the Company, on the other hand.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  JVWEB, INC.
                                  (Registrant)

Date: November 6, 1998            By:  /s/ Greg J. Micek
                                  Greg J. Micek, President